Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 13, 2005, except for Notes 7, 8 and 16 which are as of March 23, 2005, appearing in the Annual Report on Form 10-K of Infinity, Inc. for the year ended December 31, 2004 and in the Company’s registration statements on Form S-8 (including Nos. 333-31950, 333-117390, 333-107838, 333-96691, 333-71590 and 333-44898) and Form S-3 (including Nos. 333-15723, 333-52742, 333-122702, 333-121648, 333-112849, 333-69292 and 333-96671), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 31, 2005